Exhibit 99.1

Sovran Self Storage Reports Second Quarter Results: Revenues Increase 19%;
                  Portfolio Expands by 15 Facilities


    BUFFALO, N.Y.--(BUSINESS WIRE)--Aug. 1, 2007--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended June 30, 2007.

    Net income available to common shareholders for the second quarter of 2007 was $7.4 million or $.36 per diluted share. Net income available to common shareholders for the same period in 2006 was $8.8 million or $.50 per diluted share. Of significant impact was a non cash charge of $2.7 million relating to amortization of in-place customer leases. Funds from operations per share for the quarter increased 18.3% to $17.4 million or $.84 per fully diluted common share compared to $.82 per fully diluted share for the quarter ended June 30, 2006. Strong rental rate growth was offset by higher operating costs and the impact of a decline in occupancy in most of the Company's Florida markets.

    As previously announced, the Company acquired fifteen self-storage facilities during the quarter for a total cost of $87.4 million.

    David Rogers, the Company's Chief Financial Officer, said, "The 58 stores we've acquired since this time last year are performing very well and our core group is solid. We're looking forward to a strong second half of 2007."

    OPERATIONS:

    Total Company net operating income for the second quarter grew 15.6% compared with the same quarter in 2006 to $30.6 million. This growth was the result of improved operating performance and the income generated by the 58 stores acquired since mid 2006. Overall average occupancy for the quarter was 84.8% and average rent per square foot for the portfolio was $10.24.

    Revenues at the 291 stores owned and/or managed for the entire quarter in both years increased 4.0% over the second quarter of 2006, the result of a 4.4% increase in rental rates (offset by a 180 basis point decrease in average occupancy) and a 2.3% increase in other income. Same store operating expenses rose 8.1% primarily as a result of an increase in insurance premiums and property maintenance costs. As a result, same store net operating income improved by 1.9% over the second quarter of 2006. General and administrative expenses were essentially flat over the same period in 2006.

    Strong performance was shown at the Company's Texas and North and South Carolina stores as well as those in the Atlanta and Buffalo markets. Stores in Florida, Michigan and Louisiana have experienced slower than expected growth during the quarter.

    ACQUISITIONS:

    During the quarter, the Company acquired fifteen stores totaling
1.3 million sq. ft. at a total cost of $87.4 million. Six of the stores are located in markets where the Company already has an operating presence: two each in Pensacola, FL and Montgomery, AL and one each in Auburn, AL and San Antonio, TX. Also acquired were four stores in Huntsville, AL and five on the Gulf Coast, both of which are new markets for the Company.

    CAPITAL TRANSACTIONS:

    During the quarter, the Company issued 61,768 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $3.2 million was received, and was used to fund capital improvements.

    The Company borrowed $89 million pursuant to its revolving line of credit to fund the above mentioned acquisitions and additional capital improvements.

    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended June 30, 2007.

    YEAR 2007 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and estimates growth in net operating income on a same store basis to be approximately 4.0% for the balance of the year.

    As previously announced, the Company has implemented a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) spaces over the next two years. The projected cost of these revenue enhancing improvements is estimated at between $45 and $50 million. $19 million was expended in 2006 on such improvements and up to $25 million is expected in 2007. $13.3 million was expended during the six months ended June 30, 2007.

    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2007 guidance, the Company is forecasting accretive acquisitions of $135 million, opportunistic acquisitions of $10 million and no sales of existing facilities.

    Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company's line of credit, term note borrowings, issuance of common shares in the Company's Dividend Reinvestment
Program and Stock Purchase Programs, and issuance of common or preferred stock.

    General and administrative expenses are expected to increase as the Company adds properties and enters new markets.

    At June 30, 2007, all but $89 million of the Company's debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will initially be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.

    Management expects funds from operations for 2007 to be between $3.38 and $3.42 per share. Funds from operations for the third quarter of 2007 are projected at between $.88 and $.90 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Daylight Time on Thursday, August 2, 2007. Anyone wishing to listen to the call may access the webcast via the Investment portion of Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 354 self-storage facilities in 22 states under the name "Uncle Bob's Self Storage"(R). For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.


SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                                June 30,  December 31,
(dollars in thousands)                            2007        2006
---------------------------------------------- -----------------------
Assets
  Investment in storage facilities:
     Land                                      $  235,090   $  208,644
     Building, equipment and construction in
      progress                                  1,055,199      935,260
                                               ---------- ------------
                                                1,290,289    1,143,904
     Less: accumulated depreciation             (170,233)    (155,843)
                                               ---------- ------------
  Investment in storage facilities, net         1,120,056      988,061
  Cash and cash equivalents                         6,767       47,730
  Accounts receivable                               2,491        2,166
  Receivable from related parties                      27           37
  Prepaid expenses                                  5,791        5,336
  Fair value of interest rate swap agreements       2,888        2,274
  Intangible asset - in-place customer leases
   (net of accumulated amortization of $2,742)      1,702            -
  Other assets                                      5,532        7,606
                                               ---------- ------------
     Total Assets                              $1,145,254   $1,053,210
                                               ========== ============

Liabilities
  Line of credit                               $   89,000   $        -
  Term notes                                      350,000      350,000
  Accounts payable and accrued liabilities         18,957       15,358
  Deferred revenue                                  6,338        5,292
  Accrued dividends                                12,776       12,675
  Mortgages payable                               111,280      112,027
                                               ---------- ------------
     Total Liabilities                            588,351      495,352

  Minority interest - Operating Partnership         9,902       10,164
  Minority interest - consolidated joint
   ventures                                        16,783       16,783

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                                 26,613       26,613
  Common stock                                        219          216
  Additional paid-in capital                      620,588      612,738
  Dividends in excess of net income              (92,778)     (83,609)
  Accumulated other comprehensive income            2,751        2,128
  Treasury stock at cost                         (27,175)     (27,175)
                                               ---------- ------------
     Total Shareholders' Equity                   530,218      530,911
                                               ---------- ------------

  Total Liabilities and Shareholders' Equity   $1,145,254   $1,053,210
                                               ========== ============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

                                           April 1, 2007 April 1, 2006
                                                to            to
(dollars in thousands, except share data)  June 30, 2007 June 30, 2006
                                           ---------------------------

Revenues
  Rental income                              $    46,526   $    38,960
  Other operating income                           1,575         1,336
                                           ------------- -------------
     Total operating revenues                     48,101        40,296

Expenses
  Property operations and maintenance             12,908        10,104
  Real estate taxes                                4,631         3,759
  General and administrative                       3,698         3,662
  Depreciation and amortization                    7,389         6,058
  Amortization of in-place customer leases         2,742             -
                                           ------------- -------------
     Total operating expenses                     31,368        23,583
                                           ------------- -------------

Income from operations                            16,733        16,713

Other income (expense)
  Interest expense (including amortization
   of financing fees of $242 in 2007 and
   $257 in 2006)                                 (8,217)       (6,871)
  Interest income                                    149           205
  Minority interest - Operating
   Partnership                                     (167)         (230)
  Minority interest - consolidated joint
   ventures                                        (462)         (462)
  Equity in income of joint ventures                  28            31
                                           ------------- -------------

Net Income                                         8,064         9,386
Preferred stock dividends                          (628)         (628)
                                           ------------- -------------
Net income available to common
 shareholders                                $     7,436   $     8,758
                                           ============= =============

    Earnings per common share - basic        $      0.36   $      0.50
                                           ============= =============

    Earnings per common share - diluted      $      0.36   $      0.50
                                           ============= =============

Common shares used in basic earnings per
 share calculation                            20,479,201    17,614,604

Common shares used in diluted earnings per
 share calculation                            20,532,878    17,674,126

Dividends declared per common share          $    0.6200   $    0.6150
                                           ============= =============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

                                            January 1,    January 1,
                                               2007          2006
                                                to            to
(dollars in thousands, except share data)  June 30, 2007 June 30, 2006
                                           ---------------------------

Revenues
  Rental income                              $    89,791   $    74,443
  Other operating income                           2,910         2,510
                                           ------------- -------------
     Total operating revenues                     92,701        76,953

Expenses
  Property operations and maintenance             25,319        19,752
  Real estate taxes                                9,021         7,260
  General and administrative                       7,254         7,101
  Depreciation and amortization                   14,415        11,679
  Amortization of in-place customer leases         2,742             -
                                           ------------- -------------
     Total operating expenses                     58,751        45,792
                                           ------------- -------------

Income from operations                            33,950        31,161

Other income (expense)

  Interest expense (including amortization
   of financing fees of $484 in 2007 and
   $508 in 2006)                                (15,816)      (12,571)
  Interest income                                    678           356
  Minority interest - Operating
   Partnership                                     (367)         (465)
  Minority interest - consolidated joint
   ventures                                        (924)         (606)
  Equity in income of joint ventures                  80           106
                                           ------------- -------------

Net Income                                        17,601        17,981
Preferred stock dividends                        (1,256)       (1,256)
                                           ------------- -------------
Net income available to common
 shareholders                                $    16,345   $    16,725
                                           ============= =============

  Earnings per common share - basic          $      0.80   $      0.95
                                           ============= =============

  Earnings per common share - diluted        $      0.80   $      0.95
                                           ============= =============

Common shares used in basic earnings per
 share calculation                            20,446,229    17,578,879

Common shares used in diluted earnings per
 share calculation                            20,506,267    17,643,302

Dividends declared per common share          $    1.2400   $    1.2300
                                           ============= =============


COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

                                           April 1, 2007 April 1, 2006
                                                to            to
(dollars in thousands, except share data)  June 30, 2007 June 30, 2006
                                           ---------------------------

Net income                                   $     8,064 $       9,386
Minority interest in income                          629           692
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees             10,131         6,058
Depreciation and amortization from
 unconsolidated joint ventures                        14            14
Preferred dividends                                (628)         (628)
Funds from operations allocable to
 minority interest in
  Operating Partnership                            (361)         (361)
Funds from operations allocable to
 minority interest in
  consolidated joint ventures                      (462)         (462)
                                           ------------- -------------
Funds from operations available to common
 shareholders                                     17,387        14,699
FFO per share - diluted (a)                  $      0.84 $        0.82

Common shares - diluted                       20,532,878    17,674,126
Common shares if Series C Preferred Stock
 is converted                                    920,244       920,244
                                           ------------- -------------
Total shares used in FFO per share
 calculation (a)                              21,453,122    18,594,370


                                            January 1,    January 1,
                                                2007          2006
                                                to            to
(dollars in thousands, except share data)  June 30, 2007 June 30, 2006
                                           ------------- -------------

Net income                                   $    17,601 $      17,981
Minority interest in income                        1,291         1,071
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees             17,157        11,679
Depreciation and amortization from
 unconsolidated joint ventures                        28           134
Preferred dividends                              (1,256)       (1,256)
Funds from operations allocable to
 minority interest in Operating
 Partnership                                       (691)         (726)
Funds from operations allocable to
 minority interest in consolidated joint
 ventures                                          (924)         (861)
                                           ------------- -------------
Funds from operations available to common
 shareholders                                     33,206        28,022
FFO per share - diluted (a)                  $      1.61 $        1.57

Common shares - diluted                       20,506,267    17,643,302
Common shares if Series C Preferred Stock
 is converted                                    920,244       920,244
                                           ------------- -------------
Total shares used in FFO per share
 calculation (a)                              21,426,511    18,563,546

(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real
 Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other
 REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares are convertible into 920,244 common shares. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2007 and 2006.


QUARTERLY SAME STORE DATA (2)   April 1, 2007 April 1, 2006
                                     to            to       Percentage
(dollars in thousands)          June 30, 2007 June 30, 2006   Change
                                --------------------------------------

Revenues:
  Rental income                       $39,789       $38,227       4.1%
  Other operating income                1,356         1,326       2.3%
                                ------------- ------------- ----------
     Total operating revenues          41,145        39,553       4.0%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                               14,651        13,552       8.1%
                                ------------- ------------- ----------

Operating income                      $26,494       $26,001       1.9%

(2) Includes the 291 stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE DATA     January 1,    January 1,
 (3)                                 2007          2006
                                     to            to       Percentage
(dollars in thousands)          June 30, 2007 June 30, 2006   Change
                                --------------------------------------

Revenues:
  Rental income                       $76,851       $74,158       3.6%
  Other operating income                2,531         2,443       3.6%
                                ------------- ------------- ----------
     Total operating revenues          79,382        76,601       3.6%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                               28,699        26,648       7.7%
                                ------------- ------------- ----------

Operating income                      $50,683       $49,953       1.5%

(3) Includes the 285 stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA                          Same Store (2)         All Stores
                              --------------------------- ------------
                                  2007          2006       2007  2006
                              ------------- ------------- ------ -----

Weighted average quarterly
 occupancy                            84.8%         86.6%  84.8% 86.6%

Occupancy at June 30                  85.8%         87.5%  85.4% 87.5%

Rent per occupied square foot        $10.34         $9.90 $10.24 $9.90


Investment in Storage
 Facilities:
-----------------------------
The following summarizes activity in storage facilities during the six months ended June 30, 2007:

Beginning balance                $1,143,904
  Property acquisitions             124,701
  Improvements and equipment
   additions:
    Dri-guard / climate
     control installations            1,055
    Expansions                        6,437
    Roofing, paving,
     painting, and equipment:
      Stabilized stores               5,826
      Recently acquired and
       joint venture stores           2,273
    Rental trucks                       333
  Increase in construction in
   progress (Total CIP $12.4
   million)                           5,803
  Dispositions                         (43)
                              -------------
Storage facilities at cost at
 period end                      $1,290,289
                              =============


                              June 30, 2007 June 30, 2006
                              ---------------------------

Common shares outstanding at
 June 30                         20,606,535    17,797,653
Operating Partnership Units
 outstanding at June 30             427,335       427,927

    CONTACT: Sovran Self Storage, Inc.
             David Rogers, CFO
             or
             Diane Piegza, VP Corporate Communications
             716-633-1850